Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
		Barcelona	Moscow
		Beijing	Munich
		Boston	New York
		Brussels	Orange County
March 2, 2018		Century City	Paris
		Chicago	Riyadh
		Dubai	Rome
		Düsseldorf	San Diego
Tanger Factory Outlet Centers, Inc.		Frankfurt	San Francisco
Tanger Properties Limited Partnership		Hamburg	Seoul
3200 Northline Avenue, Suite 360		Hong Kong	Shanghai
Greensboro, North Carolina 27408		Houston	Silicon Valley
		London	Singapore
Re:	Tanger Factory Outlet Centers, Inc.	Los Angeles	Tokyo
	Tanger Properties Limited Partnership	Madrid	Washington, D.C.
	Registration Statement on Form S-3	Milan

Ladies and Gentlemen:

We have acted as special counsel to Tanger Factory Outlet Centers, Inc., a North Carolina corporation (the “Company”), and Tanger Properties Limited Partnership, a North Carolina limited partnership (the “Operating Partnership”), in connection with their filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (as amended, the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration for issue and sale (a) by the Operating Partnership of one or more series of debt securities (the “Debt Securities”), each such series of Debt Securities which may be unconditionally guaranteed by the Company (the “Guarantees”), and (b) by the Company of (i) shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), (ii) shares of one or more series of the Company’s preferred stock, par value $0.01 per share (“Preferred Stock”), (iii) depositary shares representing shares of Preferred Stock (“Depositary Shares”), and (iv) warrants representing a right to acquire Common Stock (the “Warrants” and together with the Debt Securities, Guarantees, Common Stock, Preferred Stock and Depositary Shares, the “Securities”).

The Debt Securities will be issued pursuant to (a) an indenture, dated as of March 1, 1996, by among the Operating Partnership, the Company and State Street Bank and Trust Company, as predecessor to U.S. Bank National Association, as trustee (the “Trustee”), previously filed with the Commission as Exhibit 4(a) to the registration statement on Form S-3 of the Company dated April 12, 1996, as amended by the Sixth Supplemental Indenture, dated July 2, 2009, previously filed with the Commission as Exhibit 4.13 to the registration statement on Form S-3 of the Company and the Operating Partnership dated July 2, 2009, the Eighth Supplemental Indenture, dated November 25, 2013, previously filed with the Commission as Exhibit 4.1 to the Current Report on Form 8-K of the Company and the Operating Partnership filed on November 25, 2013, the Ninth Supplemental Indenture, dated November 21, 2014,

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previously filed with the Commission as Exhibit 4.1 to the Current Report on Form 8-K of the Company and the Operating Partnership filed on November 21, 2014, the Tenth Supplemental Indenture, dated August 8, 2016, previously filed with the Commission as Exhibit 4.1 to the Current Report on Form 8-K of the Company and the Operating Partnership filed on August 8, 2016, as amended by the First Amendment to the Tenth Supplemental Indenture, dated October 13, 2016, previously filed with the Commission as Exhibit 4.1 to the Current Report on Form 8-K of the Company and the Operating Partnership filed on October 13, 2016, and the Eleventh Supplemental Indenture, dated July 3, 2017, previously filed with the Commission as Exhibit 4.1 to the Current Report on Form 8-K of the Company and the Operating Partnership filed July 3, 2017 (as supplemented and amended, the “Senior Indenture”), or (b) a subordinated indenture, to be entered into by and among the Operating Partnership, the Company and the Trustee, a form of which has been previously filed with the Commission as Exhibit 4(b) to Amendment No. 1 to the registration statement on Form S-3 of the Company and the Operating Partnership dated January 23, 1996 (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or applicable Prospectus, other than as expressly stated herein with respect to the issue of the Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and the Operating Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the laws of the State of North Carolina are addressed in the opinion of Womble Bond Dickinson (US) LLP, which has been separately provided to you. We express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. The Senior Indenture is a legally valid and binding agreement of the Company and the Operating Partnership, enforceable against the Company and the Operating Partnership in accordance with its terms.

2. When duly authorized by all necessary corporate and limited partnership action of the parties thereto and upon due execution and delivery by the parties thereto, the Subordinated Indenture will be a legally valid and binding agreement of the Company and the Operating Partnership, enforceable against the Company and the Operating Partnership in accordance with its terms.

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3. When the specific terms of a particular series of Debt Securities and, if applicable, any related Guarantees, have been duly established in accordance with the terms of the applicable Indenture and authorized by all necessary corporate and limited partnership action of the Company and the Operating Partnership, as applicable, and such Debt Securities have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable Indenture and in the manner contemplated by the applicable Prospectus and by such corporate or limited partnership action, such Debt Securities and Guarantees, if applicable, will be the legally valid and binding obligations of the Company and the Operating Partnership, respectively, enforceable against the Company and the Operating Partnership in accordance with their respective terms.

4. When the applicable deposit agreement has been duly authorized, executed and delivered by all necessary corporate action of the Company, and when the specific terms of a particular issuance of Depositary Shares have been duly established in accordance with the terms of the applicable deposit agreement and authorized by all necessary corporate action of the Company, and such Depositary Shares have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable deposit agreement and in the manner contemplated by the applicable Prospectus and by such corporate action (assuming the underlying securities have been validly issued and deposited with the depositary), such Depositary Shares will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5. When the applicable warrant agreement has been duly authorized, executed and delivered by all necessary corporate action of the Company, and when the specific terms of a particular issuance of Warrants have been duly established in accordance with the terms of the applicable warrant agreement and authorized by all necessary corporate action of the Company, and such Warrants have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable warrant agreement and in the manner contemplated by the applicable Prospectus and by such corporate action (assuming the securities issuable upon exercise of such Warrants have been duly authorized and reserved for issuance by all necessary corporate action), such Warrants will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waiver of rights or defenses contained in Section 514

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of the Senior Indenture and Section 514 of the Subordinated Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any Debt Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) covenants not to compete, (j) provisions for exclusivity, election or cumulation of rights or remedies, (k) provisions authorizing or validating conclusive or discretionary determinations, (l) grants of setoff rights, (m) proxies, powers and trusts, (n) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (o) provisions purporting to make a guarantor primarily liable rather than as a surety, (p) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (q) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (r) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that each of the Debt Securities, Guarantees, Depositary Shares and Warrants, and the respective indentures, deposit agreements and warrant agreements governing such securities and any related board resolution, supplemental indenture or officers’ certificate establishing the terms thereof (collectively, the “Documents”) will be governed by the internal laws of the State of New York, (b) that each of the Documents has been or will be duly authorized, executed and delivered by the parties thereto, (c) that each of the Documents constitutes or will constitute legally valid and binding obligations of the parties thereto other than the Company and the Operating Partnership, enforceable against each of them in accordance with their respective terms, and (d) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Validity of Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP